Exhibit 99(a)
                                                    NASD: BOKF

BOK Financial Corporation Reports Annual Earnings of $618 million or $8.95 Per Share and
Quarterly Earnings of $117 million or $1.71 Per Share in the Fourth Quarter

CEO Commentary
Stacy Kymes, president and chief executive officer, stated, “Our record earnings in 2021 are a testament to our diversified business model focused on revenue growth from long-term commitments and investments. It also reflects extraordinary dedication from our employees serving our clients in all areas of our business in a very difficult environment. While there were facets to our financial performance in 2021 that are non-recurring, the business activities that created those opportunistic gains are core to our franchise. Our diversified Wealth Management business achieved significant milestones this year, assets under management grew just over 14 percent, to over $100 billion, period end loan balances surpassed $2.1 billion, growing $250 million or 13 percent, while trust fees grew $11 million or 6 percent.”

Kymes continued, “Although our Commercial Lending segment experienced net payoffs this past year, the fourth quarter has been a bright spot as we’ve realized annualized growth above 10 percent in our Commercial and Industrial category. Also encouraging is that outstanding C&I loan commitments increased, with the resulting C&I utilization levels actually decreasing linked quarter. This further underscores the capacity we have for future loan growth. Although Commercial Real Estate payoffs continued in the fourth quarter, we expect these balances to grow in 2022 after the first quarter.”

Kymes added, “As I look forward, I am excited about BOK Financial's prospects for 2022. We believe we have turned the corner on loan growth, our overall asset quality is better than pre-pandemic, we have strong fundamental growth in assets under management in our Wealth Management business, and we are well positioned for a rising rate environment. Based on our history during the last rising rate cycle, we believe that we can deliver net interest revenue growth that will perform exceptionally well in the regional bank space.”

2021 Financial Highlights
•Net income was $618.1 million or $8.95 per diluted share for the year ended December 31, 2021, and $435.0 million or $6.19 per diluted share for the year ended December 31, 2020. Improving economic conditions related to the COVID-19 pandemic and massive government stimulus drove a $100.0 million reversal in 2021 of the $222.6 million provision for credit losses recorded in 2020.
•Net interest revenue totaled $1.1 billion, consistent with the prior year. Net interest margin was 2.60 percent compared to 2.83 percent for 2020. The full impact of the reduction of the federal funds rate by the Federal Reserve in 2020 was realized in 2021. The following reduction in other short-term market interest rates reduced the yield on floating-rate assets by more than the amount by which funding costs could be reduced, compressing the margin.
•Fees and commissions revenue totaled $668.3 million, a decrease of $142.0 million. Brokerage and trading revenues decreased $108.8 million, largely due to a shift from fee revenue to net interest revenue. Mortgage banking revenue decreased $76.5 million due to a decrease in mortgage production volume combined with a reduction in production revenue as a percentage of production volume. Other revenue increased $18.3 million, largely due to higher revenue on repossessed oil and gas properties, which was largely offset by related operating expenses.
•Other gains and losses, net increased $57.7 million to $63.7 million due to sales of an alternative investment and repossessed assets.
•Operating expense increased $13.4 million to $1.2 billion. Personnel expense increased $6.9 million while non-personnel expense increased $6.5 million, including an increase of $10.8 million of operating expenses on repossessed assets.

•Period-end loans decreased $2.8 billion to $20.2 billion at December 31, 2021. Period-end Paycheck Protection Program ("PPP") loans decreased $1.4 billion to $276.3 million while commercial real estate loans decreased $867 million and commercial loans decreased $571 million. Average loans were $21.5 billion, a $1.9 billion decrease compared to the prior year.
•The combined allowance for credit losses totaled $289 million or 1.45 percent of outstanding loans, excluding PPP loans, at December 31, 2021. The combined allowance for credit losses was $426 million or 2.00 percent of outstanding loans, excluding PPP loans, at December 31, 2020.
•Average deposits increased $5.2 billion to $37.9 billion and period-end deposits increased $5.1 billion to $41.2 billion as customers maintained higher deposit balances during this time of economic uncertainty. Average interest bearing deposits increased by $2.9 billion and average demand deposits grew by $2.3 billion.
•Commercial Banking contributed $328.5 million to net income in 2021, an increase of $22.5 million compared to 2020. The sale of an alternative investment in the third quarter resulted in a $31.1 million pre-tax gain, net of non-controlling interest. Combined net interest revenue and fee revenue decreased $12.8 million, largely due to a reduction in outstanding loan balances and lower yields on deposits sold to our Funds Management unit. Production revenue from oil and gas properties increased $17.1 million, which was partially offset by an increase in related operating expenses. Revenue growth was supplemented by increases in syndication fees, transaction card revenue, and deposit service charges and fees. Personnel expense increased $9.1 million, primarily due to incentive compensation costs. Net loan charge-offs decreased $38.3 million. Average Commercial Banking loans decreased $1.9 billion due to purposeful deleveraging by our customers. Average Commercial Banking deposits grew 23 percent to $17.7 billion in 2021.
•Consumer Banking contributed $27.6 million to net income in 2021, a decrease of $70.3 million compared to 2020. Combined net interest revenue and fee revenue decreased $115.7 million. Net interest revenue decreased $43.5 million, mainly due to lower yields on deposits sold to our Funds Management unit. Fees and commissions revenue decreased $72.2 million, largely due to reduced mortgage production volume and margin compression. Operating expense decreased $20.8 million, due to lower mortgage banking costs and incentive compensation expense. Average Consumer Banking deposits increased 11 percent to $8.4 billion in 2021.
•Wealth Management contributed $113.6 million to net income in 2021, a decrease of $2.1 million compared to record earnings in 2020. Total wealth management revenue decreased $3.7 million. Revenue primarily from agency residential mortgage-backed securities trading activity decreased $10.8 million due to narrowing margins and a reduction in trading volumes. Fiduciary and asset management revenue increased $10.8 million. Growth in trust fees and managed account fees as a result of growth in assets under management and administration was partially offset by lower mutual fund fees and increased waivers. Operating expense decreased $5.3 million, primarily due to incentive compensation costs related to reduced trading activity. Average Wealth Management loans grew by 13 percent to $2.0 billion. Average Wealth Management deposits increased 9 percent to $9.4 billion in 2021, led by growth in interest-bearing transaction deposits.

Fourth Quarter 2021 Financial Highlights
•Net income was $117.3 million or $1.71 per diluted share for the fourth quarter of 2021 and $188.3 million or $2.74 per diluted share for the third quarter of 2021.
•Net interest revenue totaled $277.1 million, a decrease of $3.2 million. Net interest margin was 2.52 percent compared to 2.66 percent in the third quarter of 2021.
•Operating revenue totaled $157.4 million, a decrease of $72.4 million. Brokerage and trading revenues decreased $33.1 million. Uncertainty in the markets led to reduced transaction activity and tighter margins compared to the elevated volumes in the third quarter. Lower mortgage loan production volume and lower margins also reduced mortgage banking revenue by $5.0 million. The prior quarter also included a $31.1 million pre-tax gain on the sale of an alternative investment.

•Operating expense increased $8.2 million to $299.5 million. The fourth quarter of 2021 included a $5.0 million charitable donation to the BOKF Foundation. Increases in business promotion costs, professional fees, and other expenses were partially offset by lower personnel expense.
•Period-end loans decreased $142 million to $20.2 billion at December 31, 2021. Period-end PPP loans decreased $260 million to $276 million. Excluding PPP loans, period-end loans grew $117 million with growth in commercial loans partially offset by paydowns in commercial real estate loans. Average loans were $20.2 billion, a $606 million decrease compared to the third quarter of 2021.
•Continued strength in commodity prices coupled with an outlook for moderate growth in gross domestic product and the labor markets, improving credit quality metrics and lower loan balances resulted in a $17.0 million negative provision for expected credit losses in the fourth quarter of 2021. A $23.0 million negative provision for expected credit losses was recorded in the prior quarter. The combined allowance for credit losses totaled $289 million or 1.45 percent of outstanding loans, excluding PPP loans, at December 31, 2021. The combined allowance for credit losses was $306 million or 1.54 percent of outstanding loans, excluding PPP loans, at September 30, 2021.
•Average deposits increased $2.0 billion to $39.8 billion and period-end deposits increased $2.7 billion to $41.2 billion, largely due to growth in commercial balances. Average demand deposits grew by $1.1 billion and average interest bearing deposits increased by $820 million.
•The company's common equity Tier 1 capital ratio was 12.23 percent at December 31, 2021. In addition, the company's Tier 1 capital ratio was 12.24 percent, total capital ratio was 13.28 percent, and leverage ratio was 8.55 percent at December 31, 2021. At September 30, 2021, the company's common equity Tier 1 capital ratio was 12.26 percent, Tier 1 capital ratio was 12.29 percent, total capital ratio was 13.38 percent, and leverage ratio was 8.77 percent.
•The company repurchased 128,522 shares of common stock at an average price of $104.46 a share in the fourth quarter of 2021.
•Commercial Banking contributed $83.5 million to net income in the fourth quarter of 2021, a decrease of $19.2 million compared to the third quarter of 2021 as the prior quarter included a pre-tax gain of $31.1 million from the sale of an alternative investment. Combined net interest revenue and fee revenue increased $7.6 million, largely driven by increased deposit balances and improved spreads, and was partially offset by an increase in personnel expense. Average Commercial Banking loans decreased $254 million due to purposeful deleveraging by our customers. Average Commercial Banking deposits grew 9 percent to $19.5 billion in the fourth quarter of 2021.
•Consumer Banking contributed $6.8 million to net income in the fourth quarter of 2021, a decrease of $5.6 million compared to the prior quarter. Combined net interest revenue and fee revenue decreased $2.3 million. Net interest revenue increased $3.2 million, mainly due to increased deposit balances and improved spreads. Fees and commissions revenue decreased $5.5 million due to normal seasonality in mortgage loan production volume and margin compression. Operating expense increased $2.6 million, due to increases in professional fees and other expenses. Average Consumer Banking deposits increased 2 percent to $8.7 billion in the fourth quarter of 2021.
•Wealth Management contributed $21.7 million to net income in the fourth quarter of 2021, a decrease of $19.7 million compared to the prior quarter. Our diverse set of investment-focused businesses including fixed income trading, private wealth, institutional wealth, financial risk management, and multiple fiduciary businesses combined to provide total net interest and fee revenues of $114.5 million, a decrease of $38.7 million compared to the third quarter of 2021. Revenue, primarily from trading activity, decreased $39.1 million to $38.2 million. Uncertainty around tapering by the Federal Reserve combined with year-end balance sheet management and concerns over yield curve steepening, resulted in decreased transaction activity and tighter margins. Operating expense decreased $12.5 million, primarily due to incentive compensation costs related to reduced trading activity. Average Wealth Management deposits were consistent with the prior quarter. Assets under management were $104.9 billion, an increase of $6.1 billion compared to the prior quarter.

Net Interest Revenue
Net interest revenue was $277.1 million for the fourth quarter of 2021 compared to $280.2 million for the third quarter of 2021. Net interest margin was 2.52 percent compared to 2.66 percent in the prior quarter. PPP loan fees of $7.7 million were recognized in the fourth quarter of 2021 compared to $12.7 million in the previous quarter. PPP loan fees remaining to be recognized were $7.5 million.
Average earning assets increased $1.3 billion compared to the third quarter of 2021. Average loan balances decreased $606 million, largely due to paydowns of PPP and commercial real estate loans, partially offset by growth in commercial loans. Average trading securities increased by $1.6 billion. Average interest bearing cash and cash equivalents grew by $526 million. Available for sale securities decreased $198 million. Other borrowings decreased $1.7 billion while funds purchased and repurchase agreements increased $1.4 billion.
The yield on average earning assets was 2.61 percent, a 17 basis point decrease from the prior quarter. The yield on trading securities was down 35 basis points to 1.69 percent, largely due to a decrease in the weighted average coupon rate. The yield on the available for sale securities portfolio decreased 8 basis points to 1.72 percent. The loan portfolio yield increased 2 basis points to 3.70 percent. Excluding PPP loan fees, the loan portfolio yield increased 11 basis points, primarily due to the timing of loan fees.
Funding costs were 0.15 percent, down 4 basis points. The cost of interest-bearing deposits decreased 1 basis point to 0.12 percent. The cost of other borrowed funds decreased 11 basis points to 0.19 percent. The cost of subordinated debentures decreased 61 basis points due to the redemption of $150 million in the third quarter. The benefit to net interest margin from assets funded by non-interest liabilities was 6 basis points for the fourth quarter of 2021, compared to 7 basis points for the prior quarter.

Operating Revenue
Fees and commissions revenue totaled $146.3 million for the fourth quarter of 2021, a $44.1 million decrease compared to the third quarter of 2021. Brokerage and trading revenue decreased $33.1 million to $14.9 million. Uncertainty around tapering by the Federal Reserve combined with year-end balance sheet management and concerns over yield curve steepening, resulted in decreased transaction activity and tighter margins for trading activities in the market. These factors combined to decrease trading revenue by $37.3 million. Customer hedging revenue increased $2.2 million, primarily attributed to energy customers. Investment banking revenue increased $2.6 million, largely due to the timing and increase of syndication activity.
Mortgage banking revenue decreased $5.0 million compared to the prior quarter due to lower production volume combined with narrowing margins. Mortgage production volume decreased $114 million to $501 million due to normal seasonal decline and continued inventory constraints. Production revenue as a percentage of production volume, which includes unrealized gains and losses on our mortgage commitment pipeline and related hedges, decreased 50 basis points to 2.00 percent.
Other revenue decreased $7.3 million as a result of lower operating revenue from repossessed oil and gas assets due to the sale of a property, which was largely offset by a reduction of expenses on the same properties.

Other gains and losses, net decreased $25.0 million compared to the prior quarter. The third quarter of 2021 included a $31.1 million gain on the sale of an alternative investment, which was partially offset by a $5.2 million loss on the extinguishment of subordinated debentures and a $3.9 million loss on the sale of a repossessed oil and gas asset.

Operating Expense
Total operating expense was $299.5 million for the fourth quarter of 2021, an increase of $8.2 million compared to the third quarter of 2021.
Personnel expense decreased $1.4 million. Cash based incentive compensation decreased $8.8 million due to reduced trading volumes, and was partially offset by an increase of $5.9 million in share based incentive compensation resulting from changes in vesting assumptions. Employee benefits expense increased $1.1 million due to an increase in employee healthcare costs, partially offset by a seasonal decrease in retirement costs and payroll taxes.
Non-personnel expense increased $9.6 million over the third quarter of 2021. The fourth quarter of 2021 included a $5.0 million charitable donation to the BOKF Foundation as we continue to focus on the communities we serve and the extreme need created by the pandemic. Smaller increases in business promotion costs, professional fees and services expense, and other expense supplemented the overall rise in non-personnel expense.

Loans, Deposits and Capital
Loans
Outstanding loans were $20.2 billion at December 31, 2021, a $142 million decrease compared to September 30, 2021. A reduction in PPP and commercial real estate loan balances was partially offset by growth in commercial and personal loan balances.
Outstanding commercial loan balances increased $331 million compared to September 30, 2021, with growth in all categories led by energy. Although the primary source of repayment of our commercial loan portfolio is the ongoing cash flow from operations of the customer's business, loans are generally governed by a borrowing base and secured by the customer’s assets.
Energy loan balances increased $193 million to $3.0 billion or 15 percent of total loans. The majority of this portfolio is first lien, senior secured, reserve-based lending to oil and gas producers, which we believe is the lowest risk form of energy lending. Approximately 67 percent of committed production loans are secured by properties primarily producing oil. The remaining 33 percent is secured by properties primarily producing natural gas. Unfunded energy loan commitments were $3.0 billion at December 31, 2021, an increase of $248 million over September 30, 2021.
Healthcare sector loan balances increased $67 million compared to the prior quarter, totaling $3.4 billion or 17 percent of total loans. Our healthcare sector loans primarily consist of $2.7 billion of senior housing and care facilities, including independent living, assisted living and skilled nursing. Generally we loan to borrowers with a portfolio of multiple facilities, which serves to help diversify risks specific to a single facility.

Services loan balances increased $44 million to $3.4 billion or 17 percent of total loans. Services loans consist of a large number of loans to a variety of businesses, including Native American tribal and state and local municipal government entities, Native American tribal casino operations, foundations and not-for-profit organizations, educational services and specialty trade contractors.
Commercial real estate loan balances decreased $286 million compared to September 30, 2021 and represent 19 percent of total loans at December 31, 2021, largely due to refinancing in the long term, non-recourse markets. Loans secured by industrial facilities decreased $124 million to $766 million. Multifamily residential loans decreased $89 million to $786 million at December 31, 2021. Loans secured by retail facilities decreased $86 million to $680 million.
PPP loan balances decreased $260 million to $276 million or 1 percent of total loans.
Loans to individuals increased $72 million and represent 18 percent of total loans at December 31, 2021. Personal loans increased $120 million while residential mortgage loans decreased $48 million, largely due to the re-sale of loans previously sold into GNMA mortgage pools that the Company repurchased when certain defined delinquency criteria were met. Many loans repurchased during the pandemic have since been cured and meet the re-sale qualifications.
Deposits
Period-end deposits totaled $41.2 billion at December 31, 2021, a $2.7 billion increase compared to September 30, 2021. Interest-bearing transaction account balances increased by $1.5 billion and demand deposit account balances grew by $1.3 billion. Average deposits were $39.8 billion at December 31, 2021, a $2.0 billion increase compared to September 30, 2021. Demand deposit account balances increased $1.1 billion primarily from deposits attributed to the Commercial Banking segment while interest-bearing deposits increased $820 million.
Capital
The company's common equity Tier 1 capital ratio was 12.23 percent at December 31, 2021. In addition, the company's Tier 1 capital ratio was 12.24 percent, total capital ratio was 13.28 percent, and leverage ratio was 8.55 percent at December 31, 2021. We have elected to delay the regulatory capital impact of the transition of the allowance for credit losses from the incurred loss methodology to CECL for two years, followed by a three-year transition period, which added 19 basis points to the company's common equity tier 1 capital ratio at December 31. At September 30, 2021, the company's common equity Tier 1 capital ratio was 12.26 percent, Tier 1 capital ratio was 12.29 percent, total capital ratio was 13.38 percent, and leverage ratio was 8.77 percent.
The company's tangible common equity ratio, a non-GAAP measure, was 8.61 percent at December 31, 2021 and 9.28 percent at September 30, 2021. The tangible common equity ratio is primarily based on total shareholders' equity, which includes unrealized gains and losses on available for sale securities. The company has elected to exclude unrealized gains and losses from available for sale securities from its calculation of Tier 1 capital for regulatory capital purposes, consistent with the treatment under the previous capital rules.
The company repurchased 128,522 shares of common stock at an average price of $104.46 a share in the fourth quarter of 2021. We view share buybacks opportunistically, but within the context of maintaining our strong capital position.

Credit Quality
Expected credit losses on assets carried at amortized cost are recognized over their expected lives based on models that measure the probability of default and loss given default over a 12-month reasonable and supportable forecast period. Our models incorporate base case, downside and upside macroeconomic variables such as real gross domestic product ("GDP") growth, civilian unemployment rate and West Texas Intermediate ("WTI") oil prices on a probability weighted basis.
We recorded a $17.0 million negative provision for credit losses in the fourth quarter of 2021. Changes in our reasonable and supportable forecasts of macroeconomic variables, primarily due to continued strength in commodity prices and an outlook for moderate growth in GDP and labor markets resulted in a $12.6 million decrease in the allowance for credit losses related to lending activities. Changes in loan portfolio characteristics, primarily from net recoveries and changes in specific impairment, improving credit quality metrics and lower loan balances resulted in a $4.7 million decrease in the allowance for credit losses related to lending activities.

Our base case reasonable and supportable forecast assumes that the COVID-19 cases will increase due to the Omicron and Delta variants during the winter months in the U.S., though global virus immunity continues to be more widespread and vaccines prove to be effective against severe virus outcomes. Elevated consumer consumption and the need for inventory restocking is expected to result in GDP growth consistent with pre-pandemic levels. We expect a 2.9 percent increase in GDP over the next twelve months. We expect labor force participants will continue to re-enter the job market to help meet record job openings. This increase in employment helps maintain household income above its pre-pandemic trend and prevents a sharp drop-off in spending. Our forecasted civilian unemployment rate is 4.0 percent for the first quarter of 2022, improving to 3.7 percent by the fourth quarter of 2022. Our base case also assumes the Federal Reserve completes the tapering of their bond purchases in March 2022 and one federal funds rate increase in 2022 with the target range ending the year at 0.25 percent to 0.50 percent. WTI oil prices are projected to generally follow the NYMEX forward curve that existed at the end of December 2021, averaging $68.75 per barrel over the next twelve months.

Our downside case assumes new COVID-19 variants continue to emerge and spread rapidly in areas of the country with lower vaccination rates as the U.S. enters the winter months. This results in a relatively mild recession with conditions beginning to improve in the summer of 2022.

The allowance for loan losses totaled $256 million or 1.27 percent of outstanding loans and 213 percent of nonaccruing loans at December 31, 2021, excluding residential mortgage loans guaranteed by U.S. government agencies. The combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $289 million or 1.43 percent of outstanding loans and 241 percent of nonaccruing loans at December 31, 2021. Excluding PPP loans, the allowance for loan losses was 1.29 percent of outstanding loans and the combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was 1.45 percent.

At September 30, 2021, the allowance for loan losses was $277 million or 1.36 percent of outstanding loans and 208 percent of nonaccruing loans, excluding loans guaranteed by U.S. government agencies. The combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $306 million or 1.50 percent of outstanding loans and 230 percent of nonaccruing loans.

Nonperforming assets totaled $369 million or 1.83 percent of outstanding loans and repossessed assets at December 31, 2021, compared to $349 million or 1.71 percent at September 30, 2021. Nonperforming assets that are not guaranteed by U.S. government agencies totaled $145 million or 0.74 percent of outstanding loans and repossessed assets at December 31, 2021, compared to $162 million or 0.83 percent at September 30, 2021.
Nonaccruing loans were $134 million or 0.67 percent of outstanding loans, excluding PPP loans, at December 31, 2021. Nonaccruing commercial loans totaled $74 million or 0.59 percent of outstanding commercial loans. Nonaccruing commercial real estate loans totaled $14 million or 0.37 percent of outstanding commercial real estate loans. Nonaccruing loans to individuals totaled $46 million or 1.27 percent of outstanding loans to individuals.
Nonaccruing loans decreased $7.9 million compared to September 30, 2021. A decrease in nonaccruing energy, services, and commercial real estate loans, was partially offset by an increase in nonaccruing healthcare sector loans. New nonaccruing loans identified in the fourth quarter totaled $28 million, offset by $32 million in payments received and $6.6 million in charge-offs.
Potential problem loans, which are defined as performing loans that, based on known information, cause management concern as to the borrowers' ability to continue to perform, totaled $222 million at December 31, 2021, down significantly from $333 million at September 30, primarily due to a decrease in potential problem energy loans. Potential problem healthcare, services and general business loans also decreased compared to the prior quarter.
Net recoveries for the fourth quarter of 2021 were $714 thousand or 0.01 percent of average loans on an annualized basis for the fourth quarter of 2021, excluding PPP loans. Net charge-offs were 0.18 percent of average loans over the last four quarters. Net charge-offs were $7.8 million or 0.16 percent of average loans on an annualized basis for the third quarter of 2021, excluding PPP loans. Gross charge-offs were $6.6 million for the fourth quarter compared to $9.6 million for the previous quarter. Recoveries totaled $7.3 million for the fourth quarter of 2021 and $1.8 million for the third quarter of 2021.

Securities and Derivatives
The fair value of the available for sale securities portfolio totaled $13.2 billion at December 31, 2021, a $184 million decrease compared to September 30, 2021. At December 31, 2021, the available for sale securities portfolio consisted primarily of $8.0 billion of residential mortgage-backed securities fully backed by U.S. government agencies and $4.6 billion of commercial mortgage-backed securities fully backed by U.S. government agencies. At December 31, 2021, the available for sale securities portfolio had a net unrealized gain of $93 million compared to $221 million at September 30, 2021.
The company also maintains a portfolio of residential mortgage-backed securities issued by U.S. government agencies and interest rate derivative contracts as an economic hedge of the changes in the fair value of our mortgage servicing rights. This portfolio of fair value option securities decreased $7.2 million to $44 million at December 31, 2021.
The net economic benefit of the changes in the fair value of mortgage servicing rights and related economic hedges was $4.7 million during the fourth quarter of 2021, including a $7.9 million increase in the fair value of mortgage servicing rights, a $3.4 million decrease in the fair value of securities and derivative contracts held as an economic hedge, and $259 thousand of related net interest revenue.

Conference Call and Webcast
The company will hold a conference call at 9 a.m. Central time on Wednesday, January 19, 2022 to discuss the financial results with investors. The live audio webcast and presentation slides will be available on the company’s website at www.bokf.com. The conference call can also be accessed by dialing 1-201-689-8471. A conference call and webcast replay will also be available shortly after conclusion of the live call at www.bokf.com or by dialing 1-844-512-2921 and referencing conference ID # 13725961.

About BOK Financial Corporation
BOK Financial Corporation is a $50 billion regional financial services company headquartered in Tulsa, Oklahoma with $105 billion in assets under management and administration. The company's stock is publicly traded on NASDAQ under the Global Select market listings (BOKF). BOK Financial Corporation's holdings include BOKF, NA; BOK Financial Securities, Inc., BOK Financial Private Wealth, Inc. and BOK Financial Insurance, Inc. BOKF, NA's holdings include TransFund, Cavanal Hill Investment Management, Inc. and BOK Financial Asset Management, Inc. BOKF, NA operates banking divisions across eight states as: Bank of Albuquerque; Bank of Oklahoma; Bank of Texas; and BOK Financial in Arizona, Arkansas, Colorado, Kansas and Missouri; as well as having limited purpose offices in Nebraska, Wisconsin and Connecticut. Through its subsidiaries, BOK Financial Corporation provides commercial and consumer banking, brokerage trading, investment, trust and insurance services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.
The company will continue to evaluate critical assumptions and estimates, such as the appropriateness of the allowance for credit losses and asset impairment as of December 31, 2021 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.
This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corporation, the financial services industry, the economy generally and the expected or potential impact of the novel coronavirus (COVID-19) pandemic, and the related responses of the government, consumers, and others, on our business, financial condition and results of operations. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” “will,” “intends,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses, allowance for uncertain tax positions, accruals for loss contingencies and valuation of mortgage servicing rights involve judgments as to expected events and are inherently forward-looking statements. Assessments that acquisitions and growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These various forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to changes in government, consumer or business responses to, and ability to treat or prevent further outbreak of the COVID-19 pandemic, changes in commodity prices, interest rates and interest rate relationships, inflation, demand for products and services, the degree of competition by traditional and nontraditional competitors, changes in banking regulations, tax laws, prices, levies and assessments, the impact of technological advances, and trends in customer behavior as well as their ability to repay loans. BOK

Financial Corporation and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

                                                Exhibit 99(b)

BALANCE SHEETS -- UNAUDITED
BOK FINANCIAL CORPORATION
(In thousands)

	Dec. 31, 2021	Sept. 30, 2021
ASSETS
Cash and due from banks	$712,067	$729,285
Interest-bearing cash and cash equivalents	2,125,343	1,162,477
Trading securities	9,136,813	5,554,040
Investment securities, net of allowance	210,444	215,592
Available for sale securities	13,157,817	13,342,113
Fair value option securities	43,770	51,019
Restricted equity securities	83,113	77,542
Residential mortgage loans held for sale	192,295	176,813
Loans:
Commercial	12,506,465	12,175,140
Commercial real estate	3,831,325	4,116,892
Paycheck protection program	276,341	536,052
Loans to individuals	3,591,549	3,519,852
Total loans	20,205,680	20,347,936
Allowance for loan losses	(256,421)	(276,680)
Loans, net of allowance	19,949,259	20,071,256
Premises and equipment, net	574,148	558,126
Receivables	223,021	171,505
Goodwill	1,044,749	1,044,749
Intangible assets, net	91,778	96,186
Mortgage servicing rights	163,198	133,308
Real estate and other repossessed assets, net	24,589	28,770
Derivative contracts, net	1,097,297	1,901,136
Cash surrender value of bank-owned life insurance	405,607	403,369
Receivable on unsettled securities sales	56,172	215,755
Other assets	957,951	990,368
TOTAL ASSETS	$50,249,431	$46,923,409

LIABILITIES AND EQUITY
Deposits:
Demand	$15,344,423	$14,090,229
Interest-bearing transaction	23,268,573	21,753,110
Savings	924,735	900,497
Time	1,704,328	1,780,715
Total deposits	41,242,059	38,524,551
Funds purchased and repurchase agreements	2,326,449	843,273
Other borrowings	36,753	37,426
Subordinated debentures	131,226	131,220
Accrued interest, taxes and expense	273,041	220,266
Due on unsettled securities purchases	160,686	614,598
Derivative contracts, net	275,625	739,641
Other liabilities	435,221	415,986
TOTAL LIABILITIES	44,881,060	41,526,961
Shareholders' equity:
Capital, surplus and retained earnings	5,291,361	5,219,801
Accumulated other comprehensive gain	72,371	169,172
TOTAL SHAREHOLDERS' EQUITY	5,363,732	5,388,973
Non-controlling interests	4,639	7,475
TOTAL EQUITY	5,368,371	5,396,448
TOTAL LIABILITIES AND EQUITY	$50,249,431	$46,923,409

AVERAGE BALANCE SHEETS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Three Months Ended
	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020
ASSETS
Interest-bearing cash and cash equivalents	$1,208,552	$682,788	$659,312	$711,047	$643,926
Trading securities	9,260,778	7,617,236	7,430,217	6,963,617	6,888,189
Investment securities, net of allowance	213,188	218,117	221,401	237,313	251,863
Available for sale securities	13,247,607	13,446,095	13,243,542	13,433,767	12,949,702
Fair value option securities	46,458	56,307	64,864	104,662	122,329
Restricted equity securities	137,874	245,485	208,692	189,921	280,428
Residential mortgage loans held for sale	163,433	167,620	218,200	207,013	229,631
Loans:
Commercial	12,401,935	12,231,230	12,402,925	12,908,461	13,113,449
Commercial real estate	3,838,336	4,218,190	4,395,848	4,547,945	4,788,393
Paycheck protection program	404,261	792,728	1,668,047	1,741,534	1,928,665
Loans to individuals	3,598,121	3,606,460	3,700,269	3,559,067	3,617,011
Total loans	20,242,653	20,848,608	22,167,089	22,757,007	23,447,518
Allowance for loan losses	(271,794)	(306,125)	(345,269)	(382,734)	(414,225)
Loans, net of allowance	19,970,859	20,542,483	21,821,820	22,374,273	23,033,293
Total earning assets	44,248,749	42,976,131	43,868,048	44,221,613	44,399,361
Cash and due from banks	783,670	766,688	763,393	760,691	742,432
Derivative contracts, net	1,441,869	1,501,736	1,022,137	873,712	553,779
Cash surrender value of bank-owned life insurance	404,149	401,926	401,760	399,830	397,354
Receivable on unsettled securities sales	585,901	632,539	716,700	735,482	1,094,198
Other assets	3,139,718	3,220,129	3,424,884	3,319,305	3,200,040
TOTAL ASSETS	$50,604,056	$49,499,149	$50,196,922	$50,310,633	$50,387,164

LIABILITIES AND EQUITY
Deposits:
Demand	$14,818,841	$13,670,656	$13,189,954	$12,312,629	$12,136,071
Interest-bearing transaction	22,326,401	21,435,736	21,491,145	21,433,406	20,718,390
Savings	909,131	888,011	872,618	789,656	737,360
Time	1,747,715	1,839,983	1,936,510	1,986,425	1,930,808
Total deposits	39,802,088	37,834,386	37,490,227	36,522,116	35,522,629
Funds purchased and repurchase agreements	2,880,230	1,448,800	1,790,490	2,830,378	2,153,254
Other borrowings	880,837	2,546,083	3,608,369	3,392,346	5,193,656
Subordinated debentures	131,224	214,654	276,034	276,015	275,998
Derivative contracts, net	320,757	434,334	366,202	428,488	399,476
Due on unsettled securities purchases	629,642	957,538	701,495	915,410	957,642
Other liabilities	578,091	619,913	634,460	671,715	656,147
TOTAL LIABILITIES	45,222,869	44,055,708	44,867,277	45,036,468	45,158,802
Total equity	5,381,187	5,443,441	5,329,645	5,274,165	5,228,362
TOTAL LIABILITIES AND EQUITY	$50,604,056	$49,499,149	$50,196,922	$50,310,633	$50,387,164

STATEMENTS OF EARNINGS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

Interest revenue	$292,334	$319,020	$1,179,929	$1,269,000
Interest expense	15,257	21,790	61,896	160,556
Net interest revenue	277,077	297,230	1,118,033	1,108,444
Provision for credit losses	(17,000)	(6,500)	(100,000)	222,592
Net interest revenue after provision for credit losses	294,077	303,730	1,218,033	885,852
Other operating revenue:
Brokerage and trading revenue	14,869	39,506	112,989	221,833
Transaction card revenue	24,998	21,896	96,983	90,182
Fiduciary and asset management revenue	46,872	41,799	178,274	167,445
Deposit service charges and fees	26,718	24,343	104,217	96,805
Mortgage banking revenue	21,278	39,298	105,896	182,360
Other revenue	11,586	14,209	69,950	51,695
Total fees and commissions	146,321	181,051	668,309	810,320
Other gains, net	6,081	7,394	63,742	6,046
Gain (loss) on derivatives, net	(4,788)	(339)	(19,378)	42,320
Gain (loss) on fair value option securities, net	1,418	68	(2,239)	53,248
Change in fair value of mortgage servicing rights	7,859	6,276	41,637	(79,524)
Gain on available for sale securities, net	552	4,339	3,704	9,910
Total other operating revenue	157,443	198,789	755,775	842,320
Other operating expense:
Personnel	174,474	176,198	695,382	688,474
Business promotion	6,452	3,728	16,289	14,511
Charitable contributions to BOKF Foundation	5,000	6,000	9,000	9,000
Professional fees and services	14,129	14,254	50,906	53,437
Net occupancy and equipment	26,897	27,875	108,587	112,722
Insurance	3,889	4,006	15,881	19,990
Data processing and communications	39,358	35,061	151,614	135,497
Printing, postage and supplies	2,935	3,805	14,218	15,061
Amortization of intangible assets	4,438	5,088	18,311	20,443
Mortgage banking costs	8,667	14,765	42,698	56,711
Other expense	13,256	11,892	54,822	38,462
Total other operating expense	299,495	302,672	1,177,708	1,164,308

Net income before taxes	152,025	199,847	796,100	563,864
Federal and state income taxes	34,836	45,138	179,775	128,793

Net income	117,189	154,709	616,325	435,071
Net income (loss) attributable to non-controlling interests	(129)	485	(1,796)	41
Net income attributable to BOK Financial Corporation shareholders	$117,318	$154,224	$618,121	$435,030

Average shares outstanding:
Basic	68,069,160	69,489,597	68,591,920	69,840,977
Diluted	68,070,910	69,493,050	68,594,322	69,844,172

Net income per share:
Basic	$1.71	$2.21	$8.95	$6.19
Diluted	$1.71	$2.21	$8.95	$6.19

FINANCIAL HIGHLIGHTS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratio and share data)

	Three Months Ended
	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020
Capital:
Period-end shareholders' equity	$5,363,732	$5,388,973	$5,332,977	$5,239,462	$5,266,266
Risk weighted assets	$34,606,309	$33,916,456	$33,824,860	$32,623,108	$32,492,277
Risk-based capital ratios:
Common equity tier 1	12.23%	12.26%	11.95%	12.14%	11.95%
Tier 1	12.24%	12.29%	12.01%	12.21%	11.95%
Total capital	13.28%	13.38%	13.61%	13.98%	13.82%
Leverage ratio	8.55%	8.77%	8.58%	8.42%	8.28%
Tangible common equity ratio[1]	8.61%	9.28%	9.09%	8.82%	9.02%

Common stock:
Book value per share	$78.34	$78.56	$77.20	$75.33	$75.62
Tangible book value per share	$61.74	$61.93	$60.50	$58.67	$58.94
Market value per share:
High	$110.21	$92.97	$93.00	$98.95	$73.07
Low	$89.01	$77.20	$83.59	$67.57	$50.09
Cash dividends paid	$36,256	$35,725	$35,925	$36,038	$36,219
Dividend payout ratio	30.90%	18.97%	21.59%	24.67%	23.48%
Shares outstanding, net	68,467,772	68,596,764	69,078,458	69,557,873	69,637,600
Stock buy-back program:
Shares repurchased	128,522	478,141	492,994	260,000	665,100
Amount	$13,426	$40,644	$43,797	$20,071	$42,450
Average price per share	$104.46	$85.00	$88.84	$77.20	$63.82

Performance ratios (quarter annualized):
Return on average assets	0.92%	1.51%	1.33%	1.18%	1.22%
Return on average equity	8.66%	13.78%	12.58%	11.28%	11.75%
Net interest margin	2.52%	2.66%	2.60%	2.62%	2.72%
Efficiency ratio	70.14%	61.23%	64.20%	66.26%	62.77%

Reconciliation of non-GAAP measures:
[1] Tangible common equity ratio:
Total shareholders' equity	$5,363,732	$5,388,973	$5,332,977	$5,239,462	$5,266,266
Less: Goodwill and intangible assets, net	1,136,527	1,140,935	1,153,785	1,158,676	1,161,527
Tangible common equity	$4,227,205	$4,248,038	$4,179,192	$4,080,786	$4,104,739

Total assets	$50,249,431	$46,923,409	$47,154,375	$47,442,513	$46,671,088
Less: Goodwill and intangible assets, net	1,136,527	1,140,935	1,153,785	1,158,676	1,161,527
Tangible assets	$49,112,904	$45,782,474	$46,000,590	$46,283,837	$45,509,561

Tangible common equity ratio	8.61%	9.28%	9.09%	8.82%	9.02%

	Three Months Ended
	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020
Pre-provision net revenue:
Net income before taxes	$152,025	$241,782	$215,603	$186,690	$199,847
Provision for expected credit losses	(17,000)	(23,000)	(35,000)	(25,000)	(6,500)
Net income (loss) attributable to non-controlling interests	(129)	(601)	686	(1,752)	485
Pre-provision net revenue	$135,154	$219,383	$179,917	$163,442	$192,862

Other data:
Tax equivalent interest	$2,104	$2,217	$2,320	$2,301	$2,414
Net unrealized gain on available for sale securities	$93,381	$221,487	$297,267	$290,217	$440,814

Mortgage banking:
Mortgage production revenue	$10,018	$15,403	$10,004	$25,287	$26,662

Mortgage loans funded for sale	$568,507	$652,336	$754,893	$843,053	$998,435
Add: current period-end outstanding commitments	171,412	239,066	276,154	387,465	380,637
Less: prior period end outstanding commitments	239,066	276,154	387,465	380,637	560,493
Total mortgage production volume	$500,853	$615,248	$643,582	$849,881	$818,579

Mortgage loan refinances to mortgage loans funded for sale	51%	48%	48%	65%	58%
Realized margin on funded mortgage loans	1.76%	2.48%	2.75%	3.10%	3.78%
Production revenue as a percentage of production volume	2.00%	2.50%	1.55%	2.98%	3.26%

Mortgage servicing revenue	$11,260	$10,883	$11,215	$11,826	$12,636
Average outstanding principal balance of mortgage loans serviced for others	15,930,480	14,899,306	15,065,173	15,723,231	16,518,208
Average mortgage servicing revenue rates	0.28%	0.29%	0.30%	0.31%	0.30%

Gain (loss) on mortgage servicing rights, net of economic hedge:
Gain (loss) on mortgage hedge derivative contracts, net	$(4,862)	$(5,829)	$18,764	$(27,705)	$(385)
Gain (loss) on fair value option securities, net	1,418	(120)	(1,627)	(1,910)	68
Gain (loss) on economic hedge of mortgage servicing rights	(3,444)	(5,949)	17,137	(29,615)	(317)
Gain (loss) on changes in fair value of mortgage servicing rights	7,859	12,945	(13,041)	33,874	6,276
Gain on changes in fair value of mortgage servicing rights, net of economic hedges, included in other operating revenue	4,415	6,996	4,096	4,259	5,959
Net interest revenue on fair value option securities[2]	259	286	341	393	550
Total economic benefit of changes in the fair value of mortgage servicing rights, net of economic hedges	$4,674	$7,282	$4,437	$4,652	$6,509
2     Actual interest earned on fair value option securities less internal transfer-priced cost of funds.

QUARTERLY EARNINGS TREND -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratio and per share data)

	Three Months Ended
	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020

Interest revenue	$292,334	$293,463	$295,893	$298,239	$319,020
Interest expense	15,257	13,236	15,584	17,819	21,790
Net interest revenue	277,077	280,227	280,309	280,420	297,230
Provision for credit losses	(17,000)	(23,000)	(35,000)	(25,000)	(6,500)
Net interest revenue after provision for credit losses	294,077	303,227	315,309	305,420	303,730
Other operating revenue:
Brokerage and trading revenue	14,869	47,930	29,408	20,782	39,506
Transaction card revenue	24,998	24,632	24,923	22,430	21,896
Fiduciary and asset management revenue	46,872	45,248	44,832	41,322	41,799
Deposit service charges and fees	26,718	27,429	25,861	24,209	24,343
Mortgage banking revenue	21,278	26,286	21,219	37,113	39,298
Other revenue	11,586	18,896	23,172	16,296	14,209
Total fees and commissions	146,321	190,421	169,415	162,152	181,051
Other gains, net	6,081	31,091	16,449	10,121	7,394
Gain (loss) on derivatives, net	(4,788)	(5,760)	18,820	(27,650)	(339)
Gain (loss) on fair value option securities, net	1,418	(120)	(1,627)	(1,910)	68
Change in fair value of mortgage servicing rights	7,859	12,945	(13,041)	33,874	6,276
Gain on available for sale securities, net	552	1,255	1,430	467	4,339
Total other operating revenue	157,443	229,832	191,446	177,054	198,789
Other operating expense:
Personnel	174,474	175,863	172,035	173,010	176,198
Business promotion	6,452	4,939	2,744	2,154	3,728
Charitable contributions to BOKF Foundation	5,000	—	—	4,000	6,000
Professional fees and services	14,129	12,436	12,361	11,980	14,254
Net occupancy and equipment	26,897	28,395	26,633	26,662	27,875
Insurance	3,889	3,712	3,660	4,620	4,006
Data processing and communications	39,358	38,371	36,418	37,467	35,061
Printing, postage and supplies	2,935	3,558	4,285	3,440	3,805
Amortization of intangible assets	4,438	4,488	4,578	4,807	5,088
Mortgage banking costs	8,667	8,962	11,126	13,943	14,765
Other expense	13,256	10,553	17,312	13,701	11,892
Total other operating expense	299,495	291,277	291,152	295,784	302,672
Net income before taxes	152,025	241,782	215,603	186,690	199,847
Federal and state income taxes	34,836	54,061	48,496	42,382	45,138
Net income	117,189	187,721	167,107	144,308	154,709
Net income (loss) attributable to non-controlling interests	(129)	(601)	686	(1,752)	485
Net income attributable to BOK Financial Corporation shareholders	$117,318	$188,322	$166,421	$146,060	$154,224

Average shares outstanding:
Basic	68,069,160	68,359,125	68,815,666	69,137,375	69,489,597
Diluted	68,070,910	68,360,871	68,817,442	69,141,710	69,493,050
Net income per share:
Basic	$1.71	$2.74	$2.40	$2.10	$2.21
Diluted	$1.71	$2.74	$2.40	$2.10	$2.21

LOANS TREND -- UNAUDITED
BOK FINANCIAL CORPORATION
(In thousands)

	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020
Commercial:
Healthcare	$3,414,940	$3,347,641	$3,381,261	$3,290,758	$3,305,990
Services	3,367,193	3,323,422	3,389,756	3,421,948	3,508,583
Energy	3,006,884	2,814,059	3,011,331	3,202,488	3,469,194
General business	2,717,448	2,690,018	2,690,559	2,742,590	2,793,768
Total commercial	12,506,465	12,175,140	12,472,907	12,657,784	13,077,535

Commercial real estate:
Office	1,040,963	1,030,755	1,073,346	1,094,060	1,085,257
Industrial	766,125	890,316	824,577	789,437	810,510
Multifamily	786,404	875,586	964,824	1,227,915	1,328,045
Retail	679,917	766,402	784,445	787,648	796,223
Residential construction and land development	120,016	118,416	128,939	119,079	119,394
Other commercial real estate	437,900	435,417	470,861	485,208	559,109
Total commercial real estate	3,831,325	4,116,892	4,246,992	4,503,347	4,698,538

Paycheck protection program	276,341	536,052	1,121,583	1,848,550	1,682,310

Loans to individuals:
Residential mortgage	1,722,170	1,747,243	1,772,627	1,797,478	1,863,003
Residential mortgages guaranteed by U.S. government agencies	354,173	376,986	413,806	420,051	408,687
Personal	1,515,206	1,395,623	1,388,534	1,306,637	1,277,447
Total loans to individuals	3,591,549	3,519,852	3,574,967	3,524,166	3,549,137

Total	$20,205,680	$20,347,936	$21,416,449	$22,533,847	$23,007,520

LOANS MANAGED BY PRINCIPAL MARKET AREA -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020

Texas:
Commercial	$6,068,700	$5,815,562	$5,690,901	$5,748,345	$5,926,534
Commercial real estate	1,253,439	1,383,871	1,403,751	1,511,714	1,519,217
Paycheck protection program	81,654	115,623	342,933	537,899	501,079
Loans to individuals	942,982	901,121	885,619	848,194	855,410
Total Texas	8,346,775	8,216,177	8,323,204	8,646,152	8,802,240

Oklahoma:
Commercial	2,633,014	2,590,887	2,840,560	2,975,477	3,144,782
Commercial real estate	546,021	552,184	552,673	597,840	597,733
Paycheck protection program	69,817	192,474	242,880	468,002	413,108
Loans to individuals	2,024,404	2,014,099	2,063,419	2,043,705	2,052,784
Total Oklahoma	5,273,256	5,349,644	5,699,532	6,085,024	6,208,407

Colorado:
Commercial	1,936,149	1,874,613	1,904,182	1,910,826	1,929,320
Commercial real estate	470,937	526,653	656,521	777,786	879,648
Paycheck protection program	82,781	140,470	299,712	436,540	377,111
Loans to individuals	256,533	249,298	262,796	264,759	264,295
Total Colorado	2,746,400	2,791,034	3,123,211	3,389,911	3,450,374

Arizona:
Commercial	1,130,798	1,194,801	1,239,270	1,207,089	1,219,072
Commercial real estate	674,309	734,174	705,497	667,766	726,111
Paycheck protection program	21,594	42,815	104,946	208,481	211,725
Loans to individuals	186,528	182,506	178,481	179,031	177,948
Total Arizona	2,013,229	2,154,296	2,228,194	2,262,367	2,334,856

Kansas/Missouri:
Commercial	338,697	336,414	388,291	421,974	455,914
Commercial real estate	382,761	408,001	406,055	395,590	366,821
Paycheck protection program	4,718	6,920	41,954	60,741	56,011
Loans to individuals	110,889	100,920	103,092	104,954	105,995
Total Kansas/Missouri	837,065	852,255	939,392	983,259	984,741

New Mexico:
Commercial	306,964	287,695	304,804	307,395	303,833
Commercial real estate	442,128	437,302	437,996	448,298	473,204
Paycheck protection program	13,510	31,444	86,716	124,059	109,881
Loans to individuals	63,930	66,651	68,177	70,491	75,665
Total New Mexico	826,532	823,092	897,693	950,243	962,583

Arkansas:
Commercial	92,143	75,168	104,899	86,678	98,080
Commercial real estate	61,730	74,707	84,499	104,353	135,804
Paycheck protection program	2,267	6,306	2,442	12,828	13,395
Loans to individuals	6,283	5,257	13,383	13,032	17,040
Total Arkansas	162,423	161,438	205,223	216,891	264,319

TOTAL BOK FINANCIAL	$20,205,680	$20,347,936	$21,416,449	$22,533,847	$23,007,520
Loans attributed to a principal market may not always represent the location of the borrower or the collateral.

DEPOSITS BY PRINCIPAL MARKET AREA -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020
Oklahoma:
Demand	$5,433,405	$5,080,162	$4,985,542	$4,823,436	$4,329,205
Interest-bearing:
Transaction	12,689,367	11,692,679	12,065,844	12,828,070	12,603,658
Savings	521,439	510,906	500,344	487,862	420,996
Time	978,822	1,039,866	1,139,980	1,197,517	1,134,453
Total interest-bearing	14,189,628	13,243,451	13,706,168	14,513,449	14,159,107
Total Oklahoma	19,623,033	18,323,613	18,691,710	19,336,885	18,488,312

Texas:
Demand	4,552,983	3,987,503	3,752,790	3,592,969	3,449,882
Interest-bearing:
Transaction	5,345,461	4,985,465	4,335,113	4,257,234	3,800,427
Savings	178,458	165,043	160,805	154,406	139,173
Time	337,559	337,389	346,577	368,086	383,062
Total interest-bearing	5,861,478	5,487,897	4,842,495	4,779,726	4,322,662
Total Texas	10,414,461	9,475,400	8,595,285	8,372,695	7,772,544

Colorado:
Demand	2,526,855	2,158,596	1,991,343	2,115,354	2,168,404
Interest-bearing:
Transaction	2,334,371	2,337,354	2,159,819	2,100,135	2,170,485
Savings	78,636	79,873	73,990	73,446	69,384
Time	174,351	184,002	193,787	204,973	208,778
Total interest-bearing	2,587,358	2,601,229	2,427,596	2,378,554	2,448,647
Total Colorado	5,114,213	4,759,825	4,418,939	4,493,908	4,617,051

New Mexico:
Demand	1,196,057	1,222,895	1,197,412	1,131,713	941,074
Interest-bearing:
Transaction	858,394	837,630	723,757	736,923	733,007
Savings	107,963	107,615	105,837	103,591	91,646
Time	163,871	168,879	174,665	181,863	186,307
Total interest-bearing	1,130,228	1,114,124	1,004,259	1,022,377	1,010,960
Total New Mexico	2,326,285	2,337,019	2,201,671	2,154,090	1,952,034

Arizona:
Demand	934,282	1,110,884	943,511	915,439	905,201
Interest-bearing:
Transaction	834,491	784,614	820,901	835,795	768,220
Savings	16,182	16,468	13,496	13,235	12,174
Time	31,274	30,862	30,012	30,997	32,721
Total interest-bearing	881,947	831,944	864,409	880,027	813,115
Total Arizona	1,816,229	1,942,828	1,807,920	1,795,466	1,718,316

	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020
Kansas/Missouri:
Demand	658,342	488,595	463,339	478,370	426,738
Interest-bearing:
Transaction	1,086,946	965,757	978,160	991,510	960,237
Savings	18,844	17,303	17,539	18,686	16,286
Time	12,255	13,040	13,509	13,898	14,610
Total interest-bearing	1,118,045	996,100	1,009,208	1,024,094	991,133
Total Kansas/Missouri	1,776,387	1,484,695	1,472,547	1,502,464	1,417,871

Arkansas:
Demand	42,499	41,594	46,472	45,889	45,834
Interest-bearing:
Transaction	119,543	149,611	195,125	141,207	122,388
Savings	3,213	3,289	3,445	3,000	2,333
Time	6,196	6,677	6,819	7,022	7,197
Total interest-bearing	128,952	159,577	205,389	151,229	131,918
Total Arkansas	171,451	201,171	251,861	197,118	177,752

TOTAL BOK FINANCIAL	$41,242,059	$38,524,551	$37,439,933	$37,852,626	$36,143,880

NET INTEREST MARGIN TREND -- UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended
	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020

TAX-EQUIVALENT ASSETS YIELDS
Interest-bearing cash and cash equivalents	0.16%	0.14%	0.10%	0.10%	0.10%
Trading securities	1.69%	2.04%	1.95%	2.06%	2.02%
Investment securities, net of allowance	4.99%	5.02%	5.01%	4.88%	4.88%
Available for sale securities	1.72%	1.80%	1.85%	1.84%	1.98%
Fair value option securities	2.71%	2.62%	2.60%	1.95%	2.27%
Restricted equity securities	2.98%	2.55%	3.36%	2.86%	3.25%
Residential mortgage loans held for sale	3.06%	3.06%	2.91%	2.71%	2.75%
Loans	3.70%	3.68%	3.54%	3.55%	3.68%
Allowance for loan losses
Loans, net of allowance	3.75%	3.73%	3.60%	3.62%	3.75%
Total tax-equivalent yield on earning assets	2.61%	2.78%	2.75%	2.78%	2.92%

COST OF INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Interest-bearing transaction	0.09%	0.09%	0.10%	0.12%	0.14%
Savings	0.04%	0.04%	0.04%	0.04%	0.05%
Time	0.53%	0.55%	0.58%	0.70%	0.89%
Total interest-bearing deposits	0.12%	0.13%	0.14%	0.17%	0.19%
Funds purchased and repurchase agreements	0.10%	0.20%	0.16%	0.19%	0.28%
Other borrowings	0.49%	0.37%	0.34%	0.39%	0.42%
Subordinated debt	4.02%	4.63%	4.87%	4.92%	4.87%
Total cost of interest-bearing liabilities	0.15%	0.19%	0.21%	0.24%	0.28%
Tax-equivalent net interest revenue spread	2.46%	2.59%	2.54%	2.54%	2.64%
Effect of noninterest-bearing funding sources and other	0.06%	0.07%	0.06%	0.08%	0.08%
Tax-equivalent net interest margin	2.52%	2.66%	2.60%	2.62%	2.72%

Yield calculations are shown on a tax equivalent basis at the statutory federal and state rates for the periods presented. The yield calculations exclude security trades that have been recorded on trade date with no corresponding interest income and the unrealized gains and losses. The yield calculation also includes average loan balances for which the accrual of interest has been discontinued and are net of unearned income. Yield/rate calculations are generally based on the conventions that determine how interest income and expense is accrued.

CREDIT QUALITY INDICATORS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratios)

	Three Months Ended
	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020
Nonperforming assets:
Nonaccruing loans:
Commercial:
Energy	$31,091	$45,500	$70,341	$101,800	$125,059
Services	17,170	25,714	29,913	28,033	25,598
Healthcare	15,762	509	527	3,187	3,645
General business	10,081	8,951	11,823	14,053	12,857
Total commercial	74,104	80,674	112,604	147,073	167,159

Commercial real estate	14,262	21,223	26,123	27,243	27,246

Loans to individuals:
Permanent mortgage	31,574	30,674	31,473	32,884	32,228
Permanent mortgage guaranteed by U.S. government agencies	13,861	9,188	9,207	8,564	7,741
Personal	258	188	229	255	319
Total loans to individuals	45,693	40,050	40,909	41,703	40,288

Total nonaccruing loans	$134,059	$141,947	$179,636	$216,019	$234,693
Accruing renegotiated loans guaranteed by U.S. government agencies	210,618	178,554	171,324	154,591	151,775
Real estate and other repossessed assets	24,589	28,770	57,337	70,911	90,526
Total nonperforming assets	$369,266	$349,271	$408,297	$441,521	$476,994
Total nonperforming assets excluding those guaranteed by U.S. government agencies	$144,787	$161,529	$227,766	$278,366	$317,478

Accruing loans 90 days past due[1]	$313	$223	$252	$395	$10,369

Gross charge-offs	$6,558	$9,584	$18,304	$16,905	$18,251
Recoveries	(7,272)	(1,769)	(2,856)	(2,437)	(1,592)
Net charge-offs (recoveries)	$(714)	$7,815	$15,448	$14,468	$16,659

Provision for loan losses	$(20,973)	$(27,395)	$(25,064)	$(21,770)	$(14,478)
Provision for credit losses from off-balance sheet unfunded loan commitments	3,738	4,952	(8,590)	(4,044)	8,952
Provision for expected credit losses from mortgage banking activities	150	(534)	(1,222)	885	(923)
Provision for credit losses related to held-to maturity (investment) securities portfolio	85	(23)	(124)	(71)	(51)
Total provision for credit losses	$(17,000)	$(23,000)	$(35,000)	$(25,000)	$(6,500)

	Three Months Ended
	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020
Allowance for loan losses to period end loans	1.27%	1.36%	1.46%	1.56%	1.69%
Allowance for loan losses to period end loans excluding PPP loans[2]	1.29%	1.40%	1.54%	1.70%	1.82%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to period end loans	1.43%	1.50%	1.57%	1.71%	1.85%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to period end loans excluding PPP loans[2]	1.45%	1.54%	1.66%	1.86%	2.00%
Nonperforming assets to period end loans and repossessed assets	1.83%	1.71%	1.90%	1.95%	2.07%
Net charge-offs (annualized) to average loans	(0.01)%	0.15%	0.28%	0.25%	0.28%
Net charge-offs (annualized) to average loans excluding PPP loans[2]	(0.01)%	0.16%	0.30%	0.28%	0.31%
Allowance for loan losses to nonaccruing loans[1]	213.33%	208.41%	183.00%	169.87%	171.24%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to nonaccruing loans[1]	240.77%	230.43%	197.25%	185.72%	187.51%
1    Excludes residential mortgage loans guaranteed by agencies of the U.S. government.
2    Metric meaningful due to the unique characteristics and short-term nature of the PPP loans.

SEGMENTS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratios)

	Three Months Ended		4Q21 vs 3Q21		Year Ended		2021 vs 2020
	Dec. 31, 2021	Sept. 30, 2021	$ change	% change	Dec. 31, 2021	Dec. 31, 2020	$ change	% change
Commercial Banking
Net interest revenue	$140,723	$134,104	$6,619	4.9%	$535,735	$588,488	$(52,753)	(9.0)%
Fees and commissions revenue	57,414	56,452	962	1.7%	227,081	187,119	39,962	21.4%
Combined net interest and fee revenue	198,137	190,556	7,581	4.0%	762,816	775,607	(12,791)	(1.6)%
Other operating expense	74,459	68,301	6,158	9.0%	281,089	258,903	22,186	8.6%
Corporate expense allocations	12,926	11,769	1,157	9.8%	49,941	24,862	25,079	100.9%
Net income	83,514	102,694	(19,180)	(18.7)%	328,516	306,005	22,511	7.4%

Average assets	29,451,007	28,474,132	976,875	3.4%	28,536,881	26,994,075	1,542,806	5.7%
Average loans	16,334,695	16,588,875	(254,180)	(1.5)%	16,853,006	18,711,372	(1,858,366)	(9.9)%
Average deposits	19,537,285	17,881,673	1,655,612	9.3%	17,659,695	14,319,729	3,339,966	23.3%

Consumer Banking
Net interest revenue	$30,385	$27,222	$3,163	11.6%	$103,527	$147,004	$(43,477)	(29.6)%
Fees and commissions revenue	38,944	44,405	(5,461)	(12.3)%	173,364	245,554	(72,190)	(29.4)%
Combined net interest and fee revenue	69,329	71,627	(2,298)	(3.2)%	276,891	392,558	(115,667)	(29.5)%
Other operating expense	52,036	49,483	2,553	5.2%	209,596	230,402	(20,806)	(9.0)%
Corporate expense allocations	11,420	11,516	(96)	(0.8)%	46,010	42,155	3,855	9.1%
Net income	6,810	12,432	(5,622)	(45.2)%	27,643	97,974	(70,331)	(71.8)%

Average assets	10,186,797	10,083,593	103,204	1.0%	10,029,687	9,842,114	187,573	1.9%
Average loans	1,705,222	1,763,705	(58,483)	(3.3)%	1,769,384	1,764,682	4,702	0.3%
Average deposits	8,682,437	8,516,942	165,495	1.9%	8,439,577	7,599,937	839,640	11.0%

Wealth Management
Net interest revenue	$58,229	$55,196	$3,033	5.5%	$214,072	$117,290	$96,782	82.5%
Fees and commissions revenue	56,275	97,966	(41,691)	(42.6)%	298,765	399,229	(100,464)	(25.2)%
Combined net interest and fee revenue	114,504	153,162	(38,658)	(25.2)%	512,837	516,519	(3,682)	(0.7)%
Other operating expense	74,947	87,417	(12,470)	(14.3)%	320,357	325,627	(5,270)	(1.6)%
Corporate expense allocations	9,971	10,101	(130)	(1.3)%	40,301	35,331	4,970	14.1%
Net income	21,700	41,406	(19,706)	(47.6)%	113,550	115,614	(2,064)	(1.8)%

Average assets	19,526,382	19,109,704	416,678	2.2%	19,123,130	15,695,646	3,427,484	21.8%
Average loans	2,065,261	1,971,380	93,881	4.8%	1,981,159	1,758,226	222,933	12.7%
Average deposits	9,194,019	9,120,446	73,573	0.8%	9,426,771	8,676,047	750,724	8.7%
Fiduciary assets	64,536,833	60,497,576	4,039,257	6.7%	64,536,833	55,486,492	9,050,341	16.3%
Assets under management or administration	104,917,721	98,842,789	6,074,932	6.1%	104,917,721	91,592,247	13,325,474	14.5%